HAMPSHIRE GROUP, LIMITED
STOCK SYMBOL: HAMP.PK                                                                                                                      FOR IMMEDIATE RELEASE

CONTACT:           Berns Communications Group, LLC
Jessica Liddell / Melissa Jaffin
(212) 994-4660

HAMPSHIRE REPORTS FOURTH QUARTER AND FISCAL YEAR 2010 RESULTS

New York, NY, March 21, 2011… Hampshire Group, Limited (OTC Markets: HAMP.PK, www.hamp.com) today announced its results for the fiscal year ended December 31, 2010 and filed its annual report on Form 10-K. This press release should be read in conjunction with the filed annual report.

Commenting on the results, Heath L. Golden, President and CEO of Hampshire Group, remarked, “Operating results in 2010 were adversely affected by a highly promotional environment and a shift in our customer’s focus towards their private and exclusive brands. We expect the inflation that the industry is currently experiencing in raw materials, labor and transportation to continue for the foreseeable future. As a result, we remain steadfast in our efforts to broaden our customer base, expand our sales channels, manage and reduce operating costs and eliminate the non-operational costs that we incurred over the last few years. To that end, the acquisition of scott jamesTM in the second quarter marked an important first step in our efforts to expand our sales channels and attract new customers. With a strong balance sheet as we enter 2011, we remain focused on those activities that will provide growth opportunities and maximize value for all our shareholders.”

Fiscal Year 2010 Accomplishments
•	Reduced selling, general and administrative expenses by 15.6% from $39.7 million in 2009 to $33.5 million in 2010, primarily as the result of the Company’s 2009 restructuring and cost reduction plans;
•	Finished 2010 with a strong balance sheet that reflects $51.9 million in working capital, including $36.4 million in cash and no borrowings outstanding under the Company’s credit facility;
•	Elected apparel industry veterans to the Board of Directors;
•	Settled all remaining litigation associated with our 2006 Audit Committee Investigation, which will eliminate the related costs going forward;
•	Entered into a new $50.0 million credit facility with Wells Fargo Capital Finance, LLC that provides more operational flexibility at a lower cost; and
•	Strengthened the men’s business with appointment of menswear industry veteran Eric Prengel as President of the division and the acquisition of scott james™.

Operating Results
Net sales decreased 27.7% to $46.5 million for the three months ended December 31, 2010 from $64.3 million for the same period last year. For the year ended December 31, 2010, net sales decreased by 18.6% to $134.5 million from $165.2 million last year. The decrease in net sales resulted from a decline in volume, principally in the Company’s women’s businesses and slightly lower average selling prices.

For the three months ended December 31, 2010, the Company had a loss from operations of $0.2 million compared to income from operations of $5.2 million for the same period last year. For the year ended December 31, 2010, the Company’s loss from operations was $11.5 million compared to $11.7 million last year. Gross profit declined $13.0 million in 2010, which was due to a one-time $5.1 million release of a supplier dispute reserve in 2009 and a $7.9 million general decline due to decreased volume and other factors. Despite this decline in gross profit, the loss from operations in 2010 remained comparable to 2009 due to the decrease in selling, general and administrative expenses of $6.2 million, decreased restructuring charges of $4.8 million, and decreased tender offer related costs of $2.1 million.

The loss from operations includes several non-operational items, such as restructuring charges, special costs, and tender offer related costs. The Company is providing earnings before income taxes, interest, depreciation and amortization (“EBITDA”) and adjusted EBITDA as an additional means of comparison. For the year ended December 31, 2010, the Company had negative EBITDA of $8.9 million compared to $9.6 million for the same period last year. For the year ended December 31, 2010, the Company had negative Adjusted EBITDA of $4.3 million compared to $2.8 million for the same period last year. (See the Non GAAP Reconciliation table in the Selected Financial Data section of this press release.)

Basic and diluted loss per share from continuing operations for the three months ended December 31, 2010, was $0.02, compared to a basic and diluted income per share of $1.95 and $1.81, respectively, for the same period last year. For the year ended December, 3l, 2010, basic and diluted loss per share from continuing operations was $1.74, compared to a loss per share of $1.10 last year.

On December 31, 2010, cash and cash equivalents totaled $36.4 million, including $2.7 million of restricted cash, compared with $33.4 million on December 31, 2009. The Company’s working capital related to continuing operations was $51.9 million at December 31, 2010 compared with $59.6 million at December 31, 2009. As of December 31, 2010, the Company had no outstanding borrowings from its credit facility with approximately $11.8 million of availability and approximately $33.7 million of cash that is not included in the availability calculation.

Additional Information

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Non-Operational Expenses - The Company resolved significant non-operational matters that generated considerable costs during 2010 and 2009. To this end, the Company incurred no restructuring charges in 2010 versus $4.8 million in 2009. There were no tender offer related costs incurred in 2010 as compared to $2.1 million in 2009. The Company does not expect to incur special costs in 2011 as it resolved the remaining matters associated with the 2006 Audit Committee Investigation in 2010.  During 2010 and 2009, the Company incurred $4.5 million in special costs each year.

•
New Credit Facility - On October 28, 2010, the Company entered into a new $50.0 million asset based revolving credit facility with Wells Fargo Capital Finance, LLC, with a $30.0 million sub-limit for letters of credit. This facility has a term of four years and expires on October 28, 2014 and is secured by substantially all assets of the Company and each of its domestic subsidiaries. This facility is designed to provide working capital and trade letters of credit that will be used primarily for the purchase and importation of inventory and for general corporate purposes.

About Hampshire Group
Hampshire Group, Limited is a leading U.S. provider of women’s and men’s sweaters, wovens and knits, and a designer and marketer of branded apparel. Its customers include leading retailers such as JC Penney, Kohl’s, Macy’s, Belk’s and Dillard’s, for whom it provides trend-right, branded apparel. Hampshire’s owned brands include Spring+Mercer®, Designers Originals®, Mercer Street Studio®, Requirements®, RQT®, and scott james™. Hampshire also licenses the Geoffrey Beene® and Dockers® labels for men’s sweaters, both of which are market leaders in their categories, and licenses JOE Joseph Abboud® for men’s sportswear and Alexander Julian Colours® for men’s tops.

Cautionary Disclosure Regarding Forward-Looking Statements
This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that reflect the Company's current views with respect to future events. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events. Readers are urged to review and consider carefully the various disclosures made by the Company in its Form 10-K and other Securities and Exchange Commission filings, which advise interested parties of certain factors that affect the Company's business. Risks and uncertainties that could cause actual results to differ materially from those anticipated in our forward looking statements include, but are not limited to, the following: economic cycles that affect consumer spending; lack of an established public trading market for the Company’s common stock; decreases in business from or the loss of any of our key customers; financial instability experienced by our customers; chargebacks and margin support payments; reliance on technology; loss or inability to renew certain licenses; the ability to anticipate consumer trends; use of foreign suppliers to manufacture our products; failure of our vendors to use acceptable ethical business practices; failure to deliver quality products in a timely manner; potential problems with our distribution system; labor disruptions; failure, inadequacy, interruption or security lapse in information technology; failure to successfully compete; challenges integrating businesses we have acquired or may acquire; unanticipated results from the resolution of tax matters; loss of certain key personnel; the stockholders’ rights plan; and global, political and economic conditions.

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Hampshire Group, Limited and Subsidiaries
Selected Financial Data

(In thousands, except per share data)	2010	2009
Net sales	$ 134,482	$ 165,178
Cost of goods sold	108,045	125,777
Gross profit	26,437	39,401
Selling, general, and administrative expenses	33,484	39,715
Restructuring charges	—	4,820
Special costs	4,481	4,547
Tender offer related costs	—	2,053
Loss from operations	(11,528)	(11,734)
Other income (expense):
Interest income	68	176
Interest expense	(479)	(323)
Other, net	(96)	(376)
Loss from continuing operations before income taxes	(12,035)	(12,257)
Income tax benefit	(2,359)	(6,251)
Loss from continuing operations	(9,676)	(6,006)
Loss from discontinued operations	(17)	(40)
Net loss	$ (9,693)	$ (6,046)
Basic loss per share:
Loss from continuing operations	$ (1.74)	$ (1.10)
Loss from discontinued operations	(0.00)	(0.01)
Net loss	$ (1.74)	$ (1.11)
Diluted loss per share:
Loss from continuing operations	$ (1.74)	$ (1.10)
Loss from discontinued operations	(0.00)	(0.01)
Net loss	$ (1.74)	$ (1.11)
Basic and diluted weighted average number of common shares outstanding	5,554	5,482

SELECTED BALANCE SHEET DATA: (excluding discontinued operations)
Cash and cash equivalents	$ 33,720	$ 33,365
Restricted cash	$ 2,725	$ —
Accounts receivable, net	$ 16,410	$ 21,708
Borrowings under credit facility	$ —	$ —
Working capital	$ 51,920	$ 59,627

NON GAAP RECONCILIATION:
Net loss	$ (9,693)	$ (6,046)
Income tax benefit	(2,359)	(6,251)
Interest expense (income), net	411	147
Depreciation and amortization	2,726	2,549
EBITDA	(8,915)	(9,601)
Cost of sales – supplier dispute release (1)	—	(5,081)
Restructuring charges	—	4,820
Special costs	4,481	4,547
Tender offer related costs	—	2,053
Other, net	96	376
Loss from discontinued operations	17	40
Adjusted EBITDA	$ (4,321)	$ (2,846)
(1) In the fourth quarter of 2009, the Company determined that a $5.1 million liability related to a supplier dispute was no longer required for, among other things, the lapse of regulatory and contractual statutes of limitations regarding potential claims by interested parties, and reversed the reserve against cost of sales.

The Company believes that supplementing its financial statements prepared according to generally accepted accounting principles in the United States (“GAAP) with certain non-GAAP financial measures, as defined by the Securities and Exchange Commission (“SEC”), provides a more comprehensive understanding of Company’s results of operations. Such measures include EBITDA and Adjusted EBITDA and should not be considered an alternative to comparable GAAP financial measures, but should rather be read in conjunction with the GAAP financial measures. Readers are urged to review and consider carefully the various disclosures made by the Company in its Form 10-K and other SEC filings, which advise interested parties of certain factors that affect the Company’s business.